Exhibit 4.8

Execution version

Dated 31 May 2016

SUPPLEMENTAL AGREEMENT NO. 2 TO TERM LOAN FACILITY

GRINDROD SHIPPING PTE. LTD.

as Borrower

IVS BULK OWNING PTE. LTD.

IVS BULK CARRIERS PTE. LTD.

IVS BULK 603 PTE. LTD.

as Original Owners

IVS BULK 612 PTE. LTD.

as New Owner

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Agent

STANDARD CHARTERED BANK (HONG KONG) LIMITED

as Security Trustee

STANDARD CHARTERED BANK

as Lender

and

STANDARD CHARTERED BANK

as Swap Bank

relating to

a term loan facility of up to US$50,000,000 for

general corporate purposes

Index

Clause		Page

1	Definitions and Interpretation	2
2	Agreement of the Finance Parties	3
3	Conditions Precedent	4
4	Conditions Subsequent	4
5	Representations	5
6	Amendments to Loan Agreement and other Finance Documents	5
7	Further Assurance	10
8	Costs and Expenses	11
9	Notices	11
10	Counterparts	12
11	Governing Law	12
12	Enforcement	12

Schedules

Schedule 1 The Lenders		14
Schedule 2 The Swap Banks		15
Schedule 3 Conditions Precedent		16

Execution

Execution Pages		18

THIS AGREEMENT is made on 31 May 2016

PARTIES

(1)         GRINDROD SHIPPING PTE. LTD. (formerly known as ISLAND VIEW SHIPPING INTERNATIONAL PTE. LTD.), a company incorporated under the laws of Singapore whose registered office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the “Borrower”);

(2)         IVS BULK OWNING PTE. LTD., a company incorporated under the laws of Singapore whose registered office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the “Owner 1”), IVS BULK CARRIERS PTE. LTD., a company incorporated under the laws of Singapore whose registered office is at 200 Cantonment Road #03-01 Southpoint, Singapore 089763 (the “Owner 2”) and IVS BULK 603 PTE. LTD., a company incorporated under the laws of Singapore whose registered office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the “Owner 3”) and collectively with Owner 1 and Owner 2 (the “Original Owners”);

(3)         IVS BULK 612 PTE. LTD., a company incorporated under the laws of Singapore whose register office is at 200 Cantonment Road, #03-01 Southpoint, Singapore 089763 (the “New Owner”);

(4)         THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Lenders) as lenders (the “Lenders”);

(5)         THE FINANCIAL INSTITUTIONS listed in Schedule 2 (The Swap Banks) as swap banks (the “Swap Banks”);

(6)         STANDARD CHARTERED BANK (HONG KONG) LIMITED as agent of the other Creditor Parties (the “Agent”); and

(7)         STANDARD CHARTERED BANK (HONG KONG) LIMITED as security trustee for the Creditor Parties (the “Security Trustee”).

BACKGROUND

(A)         By the Loan Agreement, the Lenders agreed to make available to the Borrower a facility of up to US$50,000,000 of which US$20,200,000 is outstanding at the date of this Agreement.

(B)         Clause 15.2 (Provision of additional security; prepayment) of the Loan Agreement provides that if the Agent (acting on the instructions of the Majority Lenders) serves a notice on the Borrower that (a) the aggregate Fair Market Value of each Ship; plus (b) the net realisable value of any additional security previously provided by the Borrower under clause 15 (Security cover) of the Loan Agreement is below 125 percent of the Loan (the “Shortfall”), the Borrower shall provide or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the Shortfall.

(C)        This Agreement sets out the terms and conditions on which the Lenders and the other Creditor Parties agree, with effect on and from the Effective Date, at the request of the Security Parties, to:

(a)          the provision by the New Owner of additional security of a net realisable value at least equal to the Shortfall;

(b)         amend the frequency of the Borrower’s provision of the valuation of each Ship which is required to determine its Fair Market Value; and

(c)          incorporate certain provisions into the Loan Agreement relating to the US Internal Revenue Code and to the consequential amendment of the Loan Agreement and the other Finance Documents in connection with those matters.

OPERATIVE PROVISIONS

1             DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Additional Account Security Deed” means in relation to the account in the name of the New Owner with the Account Bank in London designated as the Earnings Account for the New Owner executed or to be executed by the New Owner in favour of the Security Trustee and of each document to be delivered under it.

“Additional Approved Technical Manager’s Undertaking” means in relation to the Approved Technical Manager’s interests in the Additional Ship, an undertaking executed by the Approved Technical Manager and the Borrower in favour of the Agent.

“Additional Approved Commercial Manager’s Undertaking” means in relation to the Approved Commercial Manager’s interests in the Additional Ship, an undertaking executed by the Approved Commercial Manager in favour of the Agent.

“Additional Deed of Covenant” means in relation to the Additional Ship, a deed of covenant collateral to the Additional Mortgage executed or to be executed by the New Owner in favour of the Security Trustee.

“Additional Finance Documents” means this Agreement, the Additional Account Security Deed, the Pool Manager’s Undertaking, the Additional Deed of Covenant, the Additional General Assignment, the Additional Approved Technical Manager’s Undertaking, the Additional Approved Commercial Manager’s Undertaking the Additional Mortgage, the Additional Shares Pledge and the Additional Owner Guarantee.

“Additional General Assignment” means in relation to the Additional Ship, an assignment of its Earnings, its Insurances, any Requisition Compensation relating to it as executed or to be executed by the New Owner in favour of the Security Trustee.

“Additional Mortgage” means the first priority Singapore ship mortgage on the Additional Ship executed or to be executed by the New Owner in favour of the Security Trustee.

“Additional Owner Guarantee” means, in relation to the New Owner, a guarantee of the liabilities of the Borrower under the Loan Agreement and the Master Agreement executed or to be executed by the New Owner in favour of the Security Trustee.

“Additional Shares Pledge” means a pledge of the entire share capital in the New Owner to be executed by the Borrower in favour of the Security Trustee.

“Effective Date” means the date on which the conditions precedent in Clause 3 (Conditions Precedent) are satisfied.

“IVS Raffles” means the vessel “IVS RAFFLES” documented in the name of the New Owner under the laws and flag of Singapore under IMO 9620138 and includes any share or interest in that vessel and its engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired.

“Loan Agreement” means the Loan Agreement dated 26 August 2010 as amended and supplemented pursuant to a supplemental agreement dated 13 December 2011 and by a supplemental letter dated 30 November 2012 made between, amongst others, (i) the Borrower, (ii) the Lenders, (iii) the Agent, (iv) the Security Trustee and (v) the Swap Banks.

“Party” means a party to this Agreement.

“Pool Manager’s Undertaking” means an undertaking executed or to be executed by Grindrod Shipping Pte. Ltd. as pool manager of the Additional Ship and Ships in favour of the Agent in relation to its interests in the Insurances relating to the Additional Ship and Ships.

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the assets which from time to time are, or are expressed to be the subject to a Security Interest pursuant to the Finance Documents.

1.2         Defined expressions

Defined expressions in the Loan Agreement shall have the same meanings when used in this Agreement (including the Recitals) unless the context otherwise requires or unless otherwise defined in this Agreement.

1.3         Application of construction and interpretation provisions of Loan Agreement

Clause 1.2 (Construction of certain terms) of the Loan Agreement applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

1.4         Designation as a Finance Document

The Borrower and the Agent designate this Agreement as a Finance Document.

1.5         Third party rights

Unless provided to the contrary in a Finance Document, a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

2             AGREEMENT OF THE FINANCE PARTIES

2.1         Agreement of the Lenders

The Lenders agree, subject to and upon the terms and conditions of this Agreement, to the amendments referred to in Recital (C).

2.2         Agreement of the Creditor Parties

The Creditor Parties agree, subject to and upon the terms and conditions of this Agreement, to the consequential amendment of the Loan Agreement and the other Finance Documents in connection with the matters referred to in Clause 2.1 (Agreement of the Lenders).

2.3         Effective Date

The agreement of the Lenders and the other Creditor Parties contained in Clauses 2.1 (Agreement of the Lenders) and 2.2 (Agreement of the Creditor Parties) shall have effect on and from the Effective Date.

3             CONDITIONS PRECEDENT

The agreement of the Lenders and the other Creditor Parties contained in Clause 2.1 (Agreement of the Lenders) and 2.2 (Agreement of the Creditor Parties) is subject to:

(a)         save for the occurrence of the Event of Default and the Potential Event Default arising under clause 19.1 (b) (Events of Default) of the Loan Agreement due to the breach of clause 12.4 (Financial Covenants) of the Loan Agreement, no Event of Default or Potential Event of Default continuing on the date of this Agreement and the Effective Date or resulting from the occurrence of the Effective Date;

(b)         save for the representation at clause 10.10 (No default) of the Loan Agreement, the representations and warranties in clause 10 (Representations and Warranties) of the Loan Agreement as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement being true on the date of this Agreement and the Effective Date;

(c)         save for the representation at clause 10.9 (No default) of each Owner Guarantee, the representations and warranties in the Finance Documents (other than the Loan Agreement) and the Master Agreement as amended and supplemented by this Agreement and as updated with appropriate modifications to refer to this Agreement being true on the date of this Agreement and the Effective Date; and

(d)         the Agent having received all of the documents and other evidence listed in Schedule 3 (Conditions Precedent) in form and substance satisfactory to the Agent on or before 31 May 2016 or such later date as the Agent may agree with the Borrower.

4             CONDITIONS SUBSEQUENT

4.1         Conditions subsequent

(a)         No later than 30 days from the Effective Date, the Agent shall have received:

(i)           the originals of any mandates or other documents required in connection with the opening or operation of the relevant Earnings Account in the name of the New Owner;

(ii)          a duly executed original of the Additional Account Security Deed;

(iii)         evidence of payment of stamp duty to the Inland Revenue Authority of Singapore relating to the Shares Pledge;

(iv)        evidence that all filings in relation to the Additional General Assignment, the Additional Mortgage, the Additional Shares Pledge, the Additional Deed of Covenant and the Additional Account Security Deed have been made with the Accounting and Corporate Regulatory Authority of Singapore;

(v)          the signed, dated and issued legal opinion of Singapore counsel to the Agent of the agreed form legal opinion referred to in paragraph 4.2 of Schedule 2 (Conditions Precedent); and

(vi)         all documentation required by each Creditor Party in respect of the New Owner pursuant to that Creditor Party’s “know your customer” requirements.

(b)                            No later than 5 Business Days from the Effective Date, the Agent shall have received a transcript of registry from the Maritime Port Authority in Singapore showing that the Additional Ship is in the absolute and unencumbered ownership of the New Owner save as contemplated by the Finance Documents (as amended and supplemented by this Agreement).

4.2                          Failure to provide conditions subsequent

A failure of any of the conditions subsequent referred to in clause 4.1 (Conditions subsequent) above to be satisfied within the relevant time period shall result in an Event of Default.

5                                      REPRESENTATIONS

5.1                          Loan Agreement representations

Other than the representation at clause 10.10 (No default) of the Loan Agreement in relation to the occurrence of the Event of Default and the Potential Event Default arising under clause 19.1 (b) (Events of Default) of the Loan Agreement due to the breach of clause 12.4 (Financial Covenants) of the Loan Agreement, the Borrower makes the representations and warranties set out in clause 10 (Representations and warranties) of the Loan Agreement, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Additional Finance Documents, the Additional Ship and the New Owner by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

5.2                          Finance Document representations

Other than the representation at clause 10.9 (No default) of each Owner Guarantee (as such term is amended and supplemented by the terms to of this Agreement), each Security Party (as such term is amended and supplemented by the terms to of this Agreement) makes the representations and warranties set out in the Finance Documents (other than the Loan Agreement) to which it is a party, as amended and supplemented by this Agreement and updated with appropriate modifications to refer to this Agreement and, where appropriate, the Additional Finance Documents, the Additional Ship and the New Owner by reference to the circumstances then existing on the date of this Agreement and on the Effective Date.

6                                      AMENDMENTS TO LOAN AGREEMENT AND OTHER FINANCE DOCUMENTS

6.1                          Specific amendments to the Loan Agreement

With effect on and from the Effective Date the Loan Agreement shall be, and shall be deemed by this Agreement to be amended as follows:

(a)                            in clause 1.1 (Definitions) of the Loan Agreement, the following definitions shall be added:

“Additional Ship” means the ship whose details are set out in row 6 of the table at Schedule 7.

“Code” means the US Internal Revenue Code of 1986.

“Effective Date” has the meaning given to such term in the Supplemental Agreement No. 2.

“FATCA” means:

(a)                            sections 1471 to 1474 of the Code or any associated regulations;

(b)                             any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)                             any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance “Document required by FATCA.

“FATCA Exempt Party” means a party to a Finance Document that is entitled to receive payments free from any FATCA Deduction.

“Pool Manager’s Undertaking” means an undertaking executed by Grindrod Shipping Pte. Ltd. as pool manager of the Ships in relation to its interest in the Insurances relating to the Ships.

“Supplemental Agreement No. 2” means the second supplemental agreement dated 31 May 2016 entered into by the parties to this Agreement, and each Owner in relation to the Creditor Parties’ consent to the provision of additional security in order to attain the minimum required security cover for the Loan.

“US” means the United States of America.

“US Tax Obligor” means:

(a)                            the Borrower if it is resident for tax purposes in the US; or

(b)                             a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

(c)                             in clause 1.1 (Definitions) of the Loan Agreement, the following definitions shall be amended as follows:

(b)                            by inserting the words “No. 1” after the word “Agreement” in the definition of “Supplemental Agreement” and all references throughout the Finance Documents wherever “Supplemental Agreement” appears shall be construed as reference to the “Supplemental Agreement No. 1”;

(c)                            by inserting the words “the Supplemental Agreement No. 2” at paragraph (n) in the definition of “Finance Documents”;

(d)                            by inserting the words “the Pool Manager’s Undertaking” as new paragraph (o) in the definition of “Finance Documents”;

(e)                            by inserting the following new paragraph (c) to the definition of “Pertinent Matter”

“(c)                         any FATCA related liability”

(f)                               by deleting the definition of “Ship” and replacing it with the following:

“Ship” means each Approved Ship, each Substitute Ship and the Additional Ship which is subject to a Mortgage.

(g)                            by deleting clause 15.1(c) and replacing it as follows:

“The Borrower shall provide (at its own cost) the valuation of each Ship which is required to determine its Fair Market Value pursuant to Clause 15.5 on the date following 6 months after the Effective Date and at the end of each period of 6 months thereafter throughout the Security Period.”

(h)                            by inserting the words:

“or any item that relates to a FATCA Deduction required to be made by a Party”

at the end of clause 22.1(b) (No deductions).

(i)                                 by deleting clause 22.5 (Exclusion of tax on overall net income) and replacing it with the following:

“22.5               Exclusion of tax on overall net income.  In this Clause 22 “tax deduction” means any deduction or withholding for or on account of any present or future tax except:

(i)                                 a FATCA Deduction; or

(ii)                              tax on a Creditor Party’s overall net income.”

(j)                                 by inserting the following new clause 22.7 as follows:

“22.7               FATCA Information

(a)                           Subject to paragraph (c) below, each party to a Finance Document shall, within ten Business Days of a reasonable request by another party to a Finance Document:

(i)                                  confirm to that other party whether it is:

(A)                            a FATCA Exempt Party; or

(B)                            not a FATCA Exempt Party;

(ii)                               supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party’s compliance with FATCA;

(iii)                            supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party’s compliance with any other law, regulation, or exchange of information regime.

(b)                            If a party to a Finance Document confirms to another party to a Finance Document pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)                            Paragraph (a) above shall not oblige any Creditor Party to do anything, and paragraph (a)(iii) above shall not oblige any other party to a Finance Document to do anything, which would or might in its reasonable opinion constitute a breach of:

(A)                                   any law or regulation;

(B)                                   any fiduciary duty; or

(C)                                  any duty of confidentiality.

(d)                            If a party to a Finance Document fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)                            If the Borrower is a US Tax Obligor or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(A)                                   where the Borrower is a US Tax Obligor and the relevant Lender is the Lender as at the Effective Date;

(B)                                   where a Borrower is a US Tax Obligor on the relevant effective date referred to in a Transfer Certificate and the relevant Lender is a Transferee Lender, on such date; or

(C)                                  where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(1)                    a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(2)                    any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)                            The Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)                            If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)                         The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

(i)                                 Without prejudice to any other term of this Loan Agreement, if a Lender fails to supply any withholding certificate, withholding statement, document, authorisation, waiver or information in accordance with paragraph (e) above, or any withholding certificate, withholding statement, document, authorisation, waiver or information provided by a Lender to the Agent is or becomes materially inaccurate or incomplete, then such Lender shall indemnify the Agent, within three Business Days of demand, against any cost, loss, Tax or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (including any related interest and penalties) in acting as Agent under the Finance Documents as a result of such failure.”

(k)                            by inserting the following new clause 22.8 as follows:

“22.8               FATCA Deduction

(i)                                 Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to a Finance Document shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(ii)                              Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), and in any case at least three Business Days prior to making a FATCA Deduction, notify the party to a Finance Document to whom it is making the payment and, on or prior to the day on which it notifies that party to a Finance Document, shall also notify the Borrower, the Agent and the other Creditor Parties.”

(l)                                 by inserting the following words “or an item that relates to a FATCA Deduction required to be made by a party to a Finance Document” after the words “by Clause 22” in the penultimate paragraph of clause 24.2 (Meaning of “increased cost”).

(m)                       by deleting rows 4 and 5 from the table at Schedule 7 (Ships) and inserting the following rows set out below:

4	IVS KNOT	IVS Bulk 511 Pte. Ltd.	21,843/10828	9459137	2010, Singapore
5	IVS ORCHARD	IVS Bulk 609 Pte Ltd	20,928/11786	9528029	2011 Singapore
6	IVS RAFFLES	IVS Bulk 612 Pte. Ltd.	20,928/11,786	9620138	2013, Singapore

(n)                            the definition of, and references throughout to, each Finance Document shall be construed as if the same referred to that Finance Document as amended and supplemented by this Agreement; and

(o)                            by construing references throughout to “this Agreement” and other like expressions as if the same referred to the Loan Agreement as amended and supplemented by this Agreement.

6.2                            Amendments to Finance Documents

With effect on and from the Effective Date each of the Finance Documents other than the Loan Agreement, shall be, and shall be deemed by this Agreement to be amended as follows:

(a)                            the Agency and Trust Deed shall be amended to add a new paragraph (c) at clause 4.11 (Indemnifications of Servicing):

“(c) in relation to any FATCA related liability”

(b)                            such that all references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions shall be construed as if the same referred to such Finance Documents as amended and supplemented by this Agreement;

(c)                            the definition of, and references throughout each of the Finance Documents to, the Loan Agreement, any of the other Finance Documents and the Master Agreement shall be construed as if the same referred to the Loan Agreement, those Finance Documents and the Master Agreement as amended and supplemented by this Agreement; and

(d)                            the definition of, and reference throughout each of the Finance Documents to:

(i)                                 “Ship” shall be construed as if the same referred to “Ship”;

(ii)                              “Owner” shall be construed as it the same referred to “Owner”; and

(iii)                           “Earnings Account” shall be construed as if the same referred to “Earnings Account”

in each case, as amended an supplemented by this Agreement.

6.3                            Amendments to Master Agreement.  It is hereby agreed that with effect from and on the Effective Date, the Master Agreement shall be deemed to be amended as follows:

(a)                            all references throughout the Master Agreement to “this Agreement”, “this Deed”, “hereunder” and other like expressions shall be construed as if the same referred to the Master Agreement as amended and supplemented by this Agreement;

(b)                             the definition of, and references throughout the Master Agreement to Finance Documents shall be construed as if the same referred to those Finance Documents as amended and supplemented by this Agreement; and

(c)                            the definition of, and reference throughout the Master Agreement to:

(i)                                 “Ship” shall be construed as if the same referred to “Ship”;

(ii)                              “Owner” shall be construed as it the same referred to “Owner”; and

(iii)                           “Earnings Account” shall be construed as if the same referred to “Earnings Account”

in each case, as amended an supplemented by this Agreement.

6.4                          Finance Documents to remain in full force and effect

The Finance Documents and any Security Interests created by them, shall remain in full force and effect as amended and supplemented by:

(a)                             the amendments to the Finance Documents contained or referred to in Clause 6.1 (Specific amendments to the Loan Agreement) and Clause 6.2 (Amendments to Finance Documents) and the Additional Finance Documents; and

(b)                             such further or consequential modifications as may be necessary to give full effect to the terms of this Agreement.

7                                      FURTHER ASSURANCE

7.1                          Borrower and each Security Party’s (as such term is amended and supplemented by this Agreement) obligation to execute further documents etc.  The Borrower and each Security Party (as such term is amended and supplemented by this Agreement) shall:

(a)                            execute and deliver to the Security Trustee (or as it may direct) any assignment, mortgage, power of attorney, proxy or other document, governed by the laws of England or such other country as the Security Trustee may, in any particular case, specify;

(b)                            effect any registration or notarisation, give any notice or take any other step,

which the Security Trustee or, the Agent in the case of any document required for the purposes of Clause 6.2(b) may, by notice to the Borrower or the relevant Security Party (as such term is amended and supplemented by this Agreement), reasonably specify for any of the purposes described in Clause 7.2 (Purposes of further assurances) or for any similar or related purpose.

7.2                          Purposes of further assurances.  Those purposes are:

(a)                            validly and effectively to create any Security Interest or right of any kind which the Security Trustee intended should be created by or pursuant to the Loan Agreement, any other Finance Document or the Master Agreement, each as amended and supplemented by this Agreement; and

(b)                            implementing the terms and provisions of this Agreement.

7.3                          Terms of further assurances.  The Security Trustee may reasonably specify the terms of any document to be executed by the Borrower and each Security Party (as such term is amended and supplemented by this Agreement) under Clause 7.1 (Borrower and Security Party’s (as such term is amended and supplemented by this Agreement) obligation to executed further documents) and those terms may include any covenants, powers and provisions which the Security Trustee reasonably considers appropriate to protect its interests.

7.4                          Obligation to comply with notice.  The Borrower and each relevant Security Party (as such term is amended and supplemented by this Agreement) shall comply with a notice under Clause 7.1 (Borrower and Security Party’s (as such term is amended and supplemented by this Agreement) obligations to execute further documents etc.) by the date specified in the notice.

7.5                          Additional corporate action.  At the same time as the Borrower or the relevant Security Party (as such term is amended and supplemented by this Agreement) delivers to the Security Trustee any document executed under Clause 6.1(a), the Borrower or the relevant Security Party (as such term is amended and supplemented by this Agreement)  shall also deliver to the Security Trustee a certificate signed by one of the Borrower’s or the relevant Security Party’s (as such term is amended and supplemented by this Agreement)  directors which shall:

(a)                            set out the text of a resolution of the Borrower’s or the relevant Security Party’s (as such term is amended and supplemented by this Agreement)  directors specifically authorising the execution of the document specified by the Security Trustee; and

(b)                            state that either the resolution was duly passed at a meeting of the directors validly convened and held throughout which a quorum of directors entitled to vote on the resolution was present or that the resolution has been signed by all the directors and is valid under the Borrower’s or the relevant Security Party’s (as such term is amended and supplemented by this Agreement) articles of association or other constitutional documents.

8                                      COSTS AND EXPENSES

Clause 20.5 (Costs of variations, amendments, enforcement etc.) of the Loan Agreement, as amended and supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications.

9                                      NOTICES

Clause 28 (Notices) of the Loan Agreement, as amended and supplemented by this Agreement, applies to this Agreement as if it were expressly incorporated in it with any necessary modifications and the addresses for communications for:

(a)                              each Security Party are as follows:

IVS Bulk Owning Pte. Ltd

200 Cantonment Road

#03-01 Southpoint

089763 Singapore

Fax: +65 6323 0046

Att: Chief Financial Officer

IVS Bulk Carriers Pte. Ltd

200 Cantonment Road

#03-01 Southpoint

089763 Singapore

Fax: +65 6323 0046

Att: Chief Financial Officer

IVS Bulk 603 Pte. Ltd

200 Cantonment Road

#03-01 Southpoint

089763 Singapore

Fax: +65 6323 0046

Att: Chief Financial Officer

and

(b)                              the New Owner is as follows:

IVS Bulk 612 Pte. Ltd

200 Cantonment Road

#03-01 Southpoint

089763 Singapore

Fax: +65 6323 0046

Att: Chief Financial Officer

10                                COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

11                                GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

12                                ENFORCEMENT

12.1                    Jurisdiction

(a)                              The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)                              The Borrower and each Security Party (as such term is amended and supplemented by this Agreement) accept that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly neither the Borrower nor any Security Party will argue to the contrary.

(c)                              This Clause 12.1 (Jurisdiction) is for the benefit of the Creditor Parties only.  As a result, no Creditor Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Creditor Parties may take concurrent proceedings in any number of jurisdictions.

12.2                    Service of process

(a)                              Without prejudice to any other mode of service allowed under any relevant law, the Borrower, each Security Party and the New Owner:

(i)                                   irrevocably appoints Grindrod Shipping Services UK Ltd. at its address for the time being, presently at 5th Floor, Commodity Quay, St Katharine Docks, London, E1W 1BF as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document and Additional Finance Document; and

(ii)                                agrees that failure by a process agent to notify the Borrower or the relevant Security Party (as such term is amended and supplemented by this Agreement) of the process will not invalidate the proceedings concerned.

(b)                              If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrower (on behalf of itself and all the Security Parties (as such term is amended and supplemented by this Agreement)) must immediately (and in any event within 10 days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE LENDERS

Lender	Lending Office

Standard Chartered Bank

8 Marina Boulevard #24-01

Marina Bay Financial Centre Tower 1

Singapore 018981

Attn: Steve Lim

Fax: +65 6535 5532

Email: Email: C.Rajanish@sc.com; Hazel.Looi@sc.com; debaditya.gangulee@sc.com; Madiha.Aslam@sc.com

Attn: Grindrod Shipping 1 USD 50m Facility

SCHEDULE 2

THE SWAP BANKS

Swap Bank	Address

Standard Chartered Bank

8 Marina Boulevard #24-01

Marina Bay Financial Centre Tower 1

Singapore 018981

Attn: Steve Lim

Fax: +65 6535 5532

Email: Email: C.Rajanish@sc.com; Hazel.Looi@sc.com; debaditya.gangulee@sc.com; Madiha.Aslam@sc.com

Attn: Grindrod Shipping 1 USD 50m Facility

SCHEDULE 3

CONDITIONS PRECEDENT

1                                        Constitutional and Corporate Authority Documents

1.1                            Copies of the certificate of incorporation and constitutional documents of the Borrower, each Original Owner and the New Owner.

1.2                            Copies of resolutions or extracts of minutes of meetings of directors and shareholders (if required) of the Borrower, each Original Owner and the New Owner authorising the execution of this Agreement and/or (in relation to the New Owner) the other Additional Finance Documents.

1.3                            The original of any power of attorney under which this Agreement or any other Additional Finance Document is executed on behalf of the Borrower, each Original Owner and/or the New Owner.

1.4                            Copies of all consents which the Borrower, each Original Owner and or the New Owner requires to enter into, or make any payment under, this Agreement or any other Additional Finance Document.

2                                        Security

2.1                            A duly executed original of the Additional Mortgage, together with documentary evidence that the Additional Mortgage has been duly registered as a valid first priority ship mortgage in accordance with the laws of the jurisdiction of the Approved Flag.

2.2                            A duly executed original of each other Additional Finance Document (other than the Additional Account Security Deed) and of each document to be delivered under it.

3                                        Ship Documents

3.1                            A copy of the current charter, pooling agreement or other contract of employment relating to the Additional Ship that is for a term of 6 months or more.

3.2                            Documentary evidence that:

(a)                              the Additional Ship is registered in the name of the New Owner under the Approved Flag;

(b)                              the Additional Ship is in the absolute and unencumbered ownership of the New Owner save as contemplated by the Finance Documents (as amended and supplemented by this Agreement);

(c)                              the Additional Ship maintains the highest class with an Approved Classification Society free of all overdue recommendations and conditions of such classification society; and

(d)                              each Additional Ship is insured in accordance with the provisions of the Additional Deed of Covenants and all requirements therein in respect of insurances have been complied with.

3.3                            A valuation of the Additional Ship and each Ship subject to a Mortgage, addressed to the Agent and the Lenders, stated to be for the purposes of the Loan Agreement (as amended and supplemented by this Agreement) and dated not earlier than 1 May 2016, from an independent sale and purchase shipbroker selected by the Agent which shows that the aggregate of their Fair Market Value exceeds 125% of the Loan.

3.4                            A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances for the Additional Ship as the Agent may require.

3.5                            A copy of any Management Agreement in relation to the Additional Ship on terms acceptable to the Agent.

3.6                            Copies of the Additional Ship’s Safety Management Certificate and ISSC.

3.7                            A copy of the Approved Manager’s Document of Compliance.

4                                        Other documents and evidence

4.1                            A favourable legal opinion from lawyers appointed by the Agent on such matters concerning the laws of England and such other relevant jurisdictions as the Agent may require.

4.2                            A favourable agreed form legal opinion from lawyers appointed by the Agent on such matters concerning the laws of Singapore and such other relevant jurisdictions as the Agent may require.

4.3                            Documentary evidence that the agent for service of process named in Clause 12.2 (Service of process) has accepted the appointment.

4.4                            A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by this Agreement, and the other Additional Finance Documents or for the validity and enforceability of any Finance Document as amended and supplemented by this Agreement including the Additional Finance Documents.

4.5                            Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 8 (Costs and Expenses) have been paid or will be paid by the Effective Date.

Each copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower, the Original Owner or the New Owner as the case may be.

EXECUTION PAGES

BORROWER

SIGNED by	)
for and on behalf of	) /s/ Gerald Christopher Kingsley-Wilkins
GRINDROD SHIPPING PTE. LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Meryl Montefiore
Witness’ name:	)
Witness’ address:	)

NEW OWNER

SIGNED by	)
for and on behalf of	) /s/ Gerald Christopher Kingsley-Wilkins
IVS BULK 612 PTE. LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Yvette Kingsley-Wilkins
Witness’ name:	)
Witness’ address:	)

ORIGINAL OWNER

SIGNED by	)
for and on behalf of	) /s/ Gerald Christopher Kingsley-Wilkins
IVS BULK OWNING PTE. LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Yvette Kingsley-Wilkins
Witness’ name:	)
Witness’ address:	)

SIGNED by	)
for and on behalf of	) /s/ Gerald Christopher Kingsley-Wilkins
IVS BULK CARRIERS PTE. LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Yvette Kingsley-Wilkins
Witness’ name:	)
Witness’ address:	)

SIGNED by	)
for and on behalf of	) /s/ Gerald Christopher Kingsley-Wilkins
IVS BULK 603 PTE. LTD.	)
in the presence of:	)

Witness’ signature:	) /s/ Yvette Kingsley-Wilkins
Witness’ name:	)
Witness’ address:	)

LENDER

SIGNED by	)
duly authorised	) /s/ Abhishek Pandey
for and on behalf of	)
STANDARD CHARTERED BANK	)
in the presence of:	)

Witness’ signature:	) /s/ Riza Yuanita
Witness’ name:	)
Witness’ address:	)

SWAP BANK

SIGNED by	)
duly authorised	) /s/ Abhishek Pandey
for and on behalf of	)
STANDARD CHARTERED BANK	)
in the presence of:	)

Witness’ signature:	) /s/ Riza Yuanita
Witness’ name:	)
Witness’ address:	)

AGENT

SIGNED by	)
)
duly authorised	) /s/ Lam Tze Kit
for and on behalf of
STANDARD CHARTERED BANK (HONG KONG) LIMITED	)
in the presence of:	)

Witness’ signature:	) /s/ Wendy Lan
Witness’ name:	)
Witness’ address:	)

SECURITY TRUSTEE

SIGNED by	)
)
duly authorised	) /s/ Lam Tze Kit
for and on behalf of	)
STANDARD CHARTERED BANK (HONG KONG) LIMITED	)
in the presence of:	)

Witness’ signature:	) /s/ Wendy Lan
Witness’ name:	)
Witness’ address:	)